FEE WAIVER AGREEMENT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

August 1, 2025

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re: PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund (each, a “Fund” and collectively, the “Funds”)

Dear Sirs:

This will confirm the agreement between PIMCO Funds (the “Trust”) on behalf of the Funds and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the Funds, each a series of the Trust.

2. Pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009 (the “Investment Advisory Contract”) between the Trust and PIMCO, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, the PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund each pays to PIMCO an advisory fee at an annual rate of 0.30% of the respective Fund’s average daily net assets (with respect to each Fund, such fee is referred to as the “Advisory Fee”).

3. PIMCO agrees that, for the PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund, it shall waive the Advisory Fee for each such Fund by 0.11% of the average daily net assets attributable to the respective Fund.

4. If necessary, on or before the last day of the first month of a Fund’s fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced with respect to the previous fiscal year shall equal the amounts provided for in this Agreement.

5. This Agreement shall become effective on August 1, 2025 and shall have a term through August 31, 2025. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon thirty days’ prior written notice to PIMCO at its principal place of business.

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6. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

7. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee of a Fund, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract or the 1940 Act.

8. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9. A copy of the Trust’s Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that the Agreement has been executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer and not individually. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds.

10. This Agreement constitutes the entire agreement between the Trust on behalf of the Funds and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:
Name:
Title:

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

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